                          Exhibit 11

NATIONAL SERVICE INDUSTRIES, INC. AND SUBSIDIARIES

COMPUTATIONS OF NET INCOME PER SHARE OF COMMON STOCK
(In thousands, except per-share data)



                                     THREE MONTHS ENDED     SIX MONTHS ENDED
                                     FEBRUARY 28            FEBRUARY 28
                                       1995     1994          1995     1994


Primary:

  Weighted Average Number of Shares
    (determined on a monthly basis)   48,859   49,572        49,025   49,568

  Net Income                         $17,578  $16,273       $38,692  $35,445

  Primary Earnings per Share           $ .36    $ .33         $ .79    $ .72


Fully Diluted:

  Weighted Average Number of Shares
    Outstanding                       48,859   49,572        49,025   49,568

  Additional Shares Assuming Exercise
    of Options:
      Options exercised                  691      745           691      745
      Treasury stock purchased
        with proceeds                   (606)    (637)         (606)    (637)

  Average Common Shares Outstanding
     (as adjusted)                    48,944   49,680        49,110   49,676

  Net Income                         $17,578  $16,273       $38,692  $35,445

  Fully Diluted Earnings per Share     $ .36    $ .33         $ .79    $ .71